UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
N/A
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
May 4, 2006
CONTACT:
Laura Smith / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
infoUSA SENDS LETTER TO SHAREHOLDERS
Urges Shareholders to Vote FOR infoUSA Directors
and AGAINST Shareholder Proposal Number 2
OMAHA, Neb. — May 4, 2006 — infoUSA (Nasdaq:IUSA) today sent the following letter to all infoUSA stockholders recommending that they vote FOR infoUSA’s incumbent directors and AGAINST shareholder proposal number 2:
IMPORTANT: VOTE THE ENCLOSED WHITE PROXY CARD TODAY
May 4, 2006
Dear Fellow infoUSA Shareholder,
With your Company’s May 26th Annual Meeting of Stockholders rapidly approaching, we strongly urge you to support the re-election of infoUSA directors — Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval — by signing, dating and returning the WHITE proxy card TODAY. Your Board also urges you to vote AGAINST shareholder proposal number 2.
infoUSA’s BOARD OF DIRECTORS HAS A PROVEN RECORD OF ENHANCING VALUE FOR
ALL infoUSA STOCKHOLDERS THROUGH SUCCESSFUL AND ACCRETIVE
ACQUISITIONS
Acquisitions have been one of the cornerstones of our strategic plan and have contributed significantly to infoUSA’s revenues and profits. Acquisitions are one of the foundations for the Company’s future organic growth. infoUSA has completed 26 acquisitions since 1996 and we are confident that these transactions have enhanced value for our shareholders and positioned the Company to generate strong returns going forward. Through the successful execution of this acquisition strategy, infoUSA has grown from solely a database company with $86 million in revenue in 1995 to an industry leading solutions provider with more than $383 million in revenue in 2005. Acquisitions have enhanced content, opened new distribution channels and provided entry into new vertical segments. infoUSA generated 4.3% organic revenue growth in the first quarter of 2006 and we believe that infoUSA has the customers, content and distribution to continue to grow organically and enhance shareholder value.
infoUSA IS WELL-POSITIONED FOR ORGANIC GROWTH
DUE TO SUCCESSFUL ACQUISITIONS
infoUSA’s successful track-record of acquiring and integrating companies has created value for stockholders and has established a platform for future organic growth.
–	An important part of this value creation is due to infoUSA’s ability to rapidly integrate the acquired company and aggressively reduce costs. infoUSA’s databases are leveraged across businesses, allowing infoUSA to provide data and related services at a significantly lower cost.

–	In addition, infoUSA has created “Centers of Excellence” to provide shared services across businesses, eliminating unnecessary redundancy. By reducing administrative costs and leveraging infoUSA’s infrastructure to eliminate other overhead, such as the expense of running several publicly traded companies, infoUSA has been able to realize considerable cost synergies.

–	infoUSA’s successful track-record of acquisitions has also created new and highly profitable opportunities for the Company. For example, we are reaping the benefits of the compelling cross-selling opportunities to be realized by offering infoUSA’s full suite of products to customers who currently use only one of infoUSA’s services.

–	By providing bundled, value-added solutions, infoUSA can now serve as a “one stop shop” for marketing and sales solutions. This multi-channel approach combines data, data processing, database marketing and e-mail solutions. This is an important competitive advantage as it allows infoUSA to realize superior margins as compared to simply selling lists. infoUSA’s ability to provide integrated solutions is a direct result of the successful acquisition strategy supervised by this Board.
Due to the Board’s foresight and disciplined execution, infoUSA now has the customers, content and distribution to drive organic growth and create additional value for stockholders.
WE BELIEVE HISTORY DEMONSTRATES THAT THE EXPERTISE AND INSIGHT OF
THE CURRENT infoUSA BOARD IS CRITICAL TO THE COMPANY’S SUCCESS
infoUSA has remained an industry leader by anticipating and adapting to changing market conditions:
–	The Company’s Board recognized the potential of the online segment and secured a leadership position in e-mail marketing. Following industry slowdown in 2001, infoUSA built an email and online marketing business to continue profitably growing the Company. Beginning in March of 2002, we have acquired five underperforming e-mail marketing companies — DoubleClick, ClickAction, Yesmail, Markado and @Once. Today, we have a robust $26 million-plus e-mail business and these acquisitions have more than paid for themselves.

–	The Board has also been instrumental in infoUSA’s entry into new, fast growing markets. For example, by leveraging infoUSA’s existing databases, the Company now has a presence in new markets such as government and politics, GPS navigation, tax compliance and Homeland Security.

–	In 2005 the Board once again took decisive action to enhance value for shareholders by reengineering infoUSA’s low-margin local directory sales business. The Company prudently established a telemarketing center and eliminated a costly field sales force. Although this decision resulted in a short-term revenue decrease of approximately $2 million in the first quarter of 2006, it positioned the Company for improved long-term performance.

–	Similarly, infoUSA has stayed ahead of the curve by changing its pricing structure. The new structure reduces reseller competition with infoUSA’s retail sales divisions. While this initiative also caused a short-term revenue decrease in the first quarter of 2006 of approximately $3 million, this strategic repositioning is expected to enhance infoUSA’s revenue and margins over the long-term.
By being highly flexible, we have been able to take advantage of a changing marketplace as demonstrated by our move to subscription offerings. For the first quarter of 2006 subscription revenue, which includes SalesGenie.com, SalesLeadsUSA.com and Credit.net, led to revenue growth in the Company’s small business group, despite the anticipated drop in revenue from the Reseller Group and Polk Directories.
infoUSA’s Board of Directors has quickly adjusted to changing industry dynamics, implementing new ideas and seizing upon market opportunities. The Board has made the right decisions to enhance the Company’s competitive position and facilitate organic growth.
ELECT THE INCUMBENT DIRECTORS TO ENSURE
THAT YOUR BOARD CAN CONTINUE ITS SUCCESSFUL STRATEGY
TO DRIVE ORGANIC GROWTH AND ENHANCE VALUE FOR ALL STOCKHOLDERS
Your Board has overseen the effective implementation of infoUSA’s strategic plan and we believe that your Board’s nominees are critical to its continued successful execution. We believe that the election of the dissident nominees would be disruptive and could impair the implementation of the Company’s strategic plan.
infoUSA’s organic growth strategy includes:
–	Expanding existing customer relationships by providing complete market solutions including proprietary data, data processing services and e-mail marketing.

–	Converting customers to infoUSA’s subscription products including SalesGenie.com, SalesLeadsUSA.com and Credit.net.

–	Leveraging new distribution channels.

–	Increasing branding to become the small business brand of choice. The Board expects that continued investment in advertising and branding will further expand the customer base and increase future revenue.

–	Providing greater access to customers to facilitate increased use of databases and data processing services.

–	Providing additional compelling applications, such as SalesGenie, to small business and SOHO marketplaces.

–	Targeting high growth markets for the license of databases. infoUSA is actively pursuing opportunities to further expand in political, non-profit, charitable and governmental markets, where there is a tremendous opportunity to leverage the Company’s existing databases. The

Company already has several blue-chip customers in this marketplace.

–	Continuing international expansion by developing the Company’s international sales force and increasing infoUSA’s presence in international markets. Among other international growth opportunities, the Company is developing a small business database in the UK.
THE SUCCESS OF THE SUBSCRIPTION MODEL DEMONSTRATES
THAT THE BOARD’S STRATEGIC PLAN FOR infoUSA IS WORKING
Successful acquisitions and the Board’s continued execution on its strategy gave infoUSA the right platform to launch strong and sustainable subscription-based businesses. The Company’s continuing success in adding new subscribers builds infoUSA’s recurring revenue base and enhances value for all stockholders. The success of the subscription model is demonstrated by infoUSA’s recent accomplishments:
–	The infoUSA Group added 6,000 new subscribers in the first quarter of 2006 — an 18% increase in just three months.

–	infoUSA’s subscription customer base for services such as SalesGenie.com, SalesLeadsUSA.com, Credit.net and others now exceeds 35,000.

–	The Company delivered strong organic revenue growth of 4.3% in the first quarter of 2006.
The Company’s strategic plan is working. Your Board and management have been steadfast in their commitment to pursuing opportunities that are in the best interests of all our stockholders. Through their extensive market knowledge and industry experience, infoUSA’s Board and management team have made infoUSA an industry leader with customers and operations worldwide.
YOUR BOARD AND MANAGEMENT ARE DEDICATED TO SOUND CORPORATE
GOVERNANCE AND HAVE THE EXPERTISE AND EXPERIENCE TO CONTINUE TO BUILD
VALUE FOR ALL STOCKHOLDERS
Despite the dissident’s inflammatory rhetoric, infoUSA is committed to sound corporate governance. infoUSA has continually added highly-qualified members to the Board, and today 8 of infoUSA’s 9 directors are “independent” by NASDAQ’s Corporate Governance Standards. All of the members of the Board’s committees are independent and most of them have experience at companies whose businesses are similar or complementary to infoUSA’s business. In addition, all of infoUSA’s directors, including the three nominees up for reelection, have relevant public company board experience. infoUSA’s nominees are respected and proven business leaders with extensive knowledge and experience. They are highly-qualified and committed to enhancing shareholder value.
In stark contrast, we believe that Dolphin’s nominees have:
–	NO working knowledge of infoUSA, its business or the industry

–	NO business plan or strategy for infoUSA

–	NO relevant industry experience
We do not believe that Dolphin’s nominees share our vision for the growth and strategic direction of the Company. In contrast to your Board and management, Dolphin has not offered any ideas for improving operations, growing the Company or creating shareholder value. We believe that election of the dissident’s slate could interrupt the implementation of our strategic plan.
Furthermore, we believe Dolphin is misleading you when it pretends to have uncovered hidden related party transactions at infoUSA.
–	In fact, all of infoUSA’s past related party transactions were fully and properly disclosed in the Company’s regulatory filings.

–	We believe that as a professional investor Dolphin was aware of these properly documented transactions, both when they made their initial investment last June and as they increased their investment in infoUSA substantially since last August.
DON’T BE MISLED BY DOLPHIN AND ITS PRINCIPAL, DONALD T. NETTER
The infoUSA management team has the expertise to continue successfully implementing the Company’s strategic plan. We urge you to disregard the dissident’s materials and the blue proxy card. We believe that the best way to preserve and enhance the value of your infoUSA investment is to support our three highly qualified nominees — Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval, by signing, dating and returning the enclosed WHITE PROXY CARD today!
WITH YOUR SUPPORT, infoUSA’s BOARD AND MANAGEMENT CAN CONTINUE TO
BUILD VALUE FOR ALL SHAREHOLDERS
VOTE infoUSA’s WHITE PROXY CARD TODAY
Your Board asks that you support your Board and management team by voting FOR infoUSA’s incumbent directors and AGAINST proposal number 2 on the enclosed WHITE proxy card today. Your vote is extremely important, no matter how many or how few shares you own. If you have any questions or need any assistance in voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, the firm assisting us in the solicitation of proxies, toll free at (800) 322-2885.
PRESERVE AND ENHANCE THE VALUE OF YOUR infoUSA INVESTMENT
VOTE FOR YOUR BOARD’S NOMINEES AND AGAINST PROPOSAL NUMBER 2
ON THE WHITE PROXY CARD
Thank you very much for your continued support.
Sincerely,
Vinod Gupta
Chairman & Chief Executive Officer
infoUSA Inc.
About infoUSA
infoUSA ( www.infoUSA.com ), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com . To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com .
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

* * * *
The Company is also filing the following information regarding additional Company employees that may be participating in the solicitation of proxies on behalf of the Company:
Information Concerning Persons Who May Solicit Proxies
     Under applicable Securities and Exchange Commission (“SEC”) rules Edward C. Mallin and Monica Messer, executive officers of the Company, and Anthony J. Kreis, an employee of the Company, may be deemed to be participants in the solicitation of proxies on behalf of the Company (“Additional Participants”). Mr. Mallin is the President of the Company’s Donnelly Marketing Division, Ms. Messer is the Company’s Chief Operations Officer, and Mr. Kreis is the Manager of Financial Analysis/Investor Relations at the Company. The business address for Ms. Mallin and Mr. Kreis is 5711 South 86th Circle, Omaha, Nebraska 68127. The business address for Mr. Mallin is 2 Blue Hill Plaza, Pearl River, New York 10965.
     The number of shares owned by each Additional Participant (other than Mr. Kreis) is set forth in the Company’s Definitive Proxy Statement, filed with the SEC on April 17, 2006 (the “Proxy Statement”), in the table entitled “Security Ownership.” The shares set forth in that table opposite such Additional Participant’s name are directly or indirectly beneficially owned by such Additional Participant, and no Additional Participant owns any shares of record but not beneficially. Mr. Kreis beneficially owns 196 shares of the Company’s common stock. Within the past two years, none of the Additional Participants have engaged in any purchase or sale of shares of Company common stock, except that Mr. Mallin purchased a total of 8,000 shares on May 3 and 4, 2005 (option exercises), 6,000 shares on December 16, 2004 (option exercise), and 13,334 shares on December 1, 2004 (option exercise), and Ms. Messer purchased 24,000 shares on February 6, 2006 (option exercise) and sold 14,241 shares on March 24, 2004, 4,219 shares on March 19, 2004, and 11,360 shares on March 12, 2004.
     Except as otherwise described in the Proxy Statement, none of the Additional Participants nor any of their respective affiliates or associates (together, the “Additional Participant Affiliates”) (i) directly or indirectly beneficially owns any securities of the Company, or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as otherwise described in the Proxy Statement, no Additional Participant or Additional Participant Affiliate is or was either a party to any transaction or series of transactions since the beginning of fiscal 2005 or has knowledge of any currently proposed transaction or series of transactions (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Additional Participant or Additional Participant Affiliate had or will have a direct or indirect material interest. Except as otherwise described in the Proxy Statement, no Additional Participant or Additional Participant Affiliate has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or any of its affiliates, or (ii) any transaction to which the Company or any of its affiliates will or may be a party. Except as otherwise described in the Proxy Statement, there have been no contracts, arrangements or understandings by any Additional Participant or Additional Participant Affiliate within the past year with any person with respect to any securities of the Company.